Exhibit (9)

              AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION

     AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION dated as of February 7, 1989 (the "Agreement") between STATE STREET INVESTMENT CORPORATION, a Massachusetts corporation (the "Corporation"), and STATE STREET INVESTMENT TRUST, a Massachusetts business trust (the "Trust"), both with principal offices at One Financial Center, Boston, Massachusetts.

     WHEREAS the Corporation is a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended;

     WHEREAS the Corporation has authorized capital stock consisting of 40,000,000 shares of common stock, $2.50 par value; and

     WHEREAS the Trust was organized pursuant to an Agreement and Declaration of Trust (the "Master Trust Agreement") dated February 7, 1989 and is presently authorized to issue an unlimited number of shares of beneficial interest, $.001 par value.

     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

     1. Plan of Reorganization. The Corporation shall, prior to the Effective Time of the Reorganization, transfer all of its business and assets, and assign all its liabilities, to the Trust, and the Trust, through a Sub-Trust, shall acquire all such business and assets, and shall assume all such liabilities of the Corporation then existing, whether absolute, accrued, contingent or otherwise, including without limitation all liabilities of the Corporation to stockholders who elect to dissent from the transaction contemplated hereby and perfect their appraisal rights under Massachusetts law and all fees and expenses in connection with the transaction contemplated hereby in exchange for delivery to the Corporation by the Trust of a number of shares of the Trust (both full and fractional) equivalent to the number of shares of the Corporation outstanding immediately prior to the Effective Time of the Reorganization. All debts, liabilities, obligations and duties of the Corporation, to the extent that they exist at or after the Effective Time of the Reorganization, shall after the Effective Time of the Reorganization attach to the Sub-Trust and may be enforced against the Sub-Trust to the same extent as if the same had been incurred by the Sub-Trust.

     2. Liquidation and Dissolution of the Corporation. At the Effective Time of the Reorganization, the Corporation will liquidate and the shares of the Trust (both full and fractional) received by the Corporation will be distributed to the



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stockholders of the Corporation (other than those stockholders who have objected to the Reorganization so as to be eligible to perfect statutory appraisal rights) in exchange for their shares of the Corporation, each stockholder to receive a number of shares of the Trust equal to the number of shares of the Corporation held by him, provided that a stockholder who has objected to the Reorganization so as to be eligible to perfect statutory appraisal rights shall have no rights with respect to Trust shares until such time as he has waived or otherwise relinquished such statutory appraisal rights. Such liquidation and distribution will be accompanied by the establishment of an open account on the share records of the Trust in the name of each stockholder of the Corporation and representing the respective pro rata number of shares of the Trust due such stockholder. Certificates for shares of the Corporation issued prior to the Reorganization shall represent outstanding shares of the Trust after the Effective Time of the Reorganization. As soon as practicable after the Effective Time of the Reorganization, the Corporation shall file Articles of Dissolution for recording with the Secretary of State of the Commonwealth of Massachusetts, and shall take, in accordance with the Massachusetts Business Corporation Law, all other steps as shall be necessary and proper to effect a complete dissolution of the Corporation.

     3. Issued Share. Prior to the Effective Time of the Reorganization and after the Corporation has taken the actions authorized by stockholders of the Corporation pursuant to Section 4(c) hereof, the single share of the Trust heretofore held by the Corporation shall be redeemed and canceled by the Trust.

     4. Conditions Precedent. The obligations of the Corporation and the Trust to effectuate the Plan of Reorganization and Liquidation hereunder shall be subject to the satisfaction of each of the following conditions:

        (a) Each party shall have received an opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. that the Trust is duly formed and validly existing under the laws of the Commonwealth of Massachusetts and that the shares of the Trust to be issued pursuant to the terms of this Agreement have been duly authorized, and, when issued and delivered as provided in this Agreement, will have been validly issued, fully paid and nonassessable.

        (b) Each party shall receive an opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. to the effect that the reorganization contemplated by this Agreement qualifies as a "reorganization" under Section 368(a)(1) of the Internal Revenue Code of 1954, as amended (the "Code").

        (c) A vote approving this Agreement and the Reorganization contemplated hereby shall have been adopted by at least two thirds of the outstanding shares of common stock of the


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Corporation entitled to vote at an annual or special meeting, such a vote by the stockholders of the Corporation at such meeting to be deemed to authorize the Corporation to vote, and the Corporation shall have voted, as the sole stockholder of the Trust to:

           (1) elect Trustees of the Trust;

           (2) approve the selection of Coopers & Lybrand as independent accountants of the Trust;

           (3) adopt all other existing contractual agreements of the Corporation for the Trust.

        (d) The Board of Trustees of the Trust shall have taken the following actions at a meeting duly called for such purposes:

           (1) selection of Coopers & Lybrand as independent accountants of the Trust;

           (2) authorization of the issuance by the Trust, prior to the Effective Time of the Reorganization, of one share of the Trust to the Corporation in consideration of the payment of $1.00 for the purpose of enabling the Corporation to vote on the matters referred to in paragraph (c) in this
Section 4;

           (3) submission of the matters referred to in paragraph (c) of this
Section 4 to the Corporation as the sole stockholder of the Trust; and

           (4) authorization of the issuance by the Trust of shares of the Trust at the Effective Time of the Reorganization in exchange for the assets of the Corporation pursuant to the terms and provisions of this Agreement.

     At any time prior to the Effective Time of the Reorganization, any of the foregoing conditions may be waived by the Board of Directors of the Corporation if, in the judgment of such Board, such waiver shall not have a material adverse effect on the benefits intended under this Agreement to the stockholders of the Corporation.

     5. Effective Time of the Reorganization. The exchange of the Corporation's business and assets for shares of the Trust shall be effective as of the opening of business on May 1, 1989, or at such other time and date as fixed by the mutual consent of the parties (the "Effective Time of the Reorganization").

     6. Amendment. This Agreement may be amended at any time by action of the Board of Directors of the Corporation or the Trustees of the Trust, notwithstanding approval thereof by the stockholders of the Corporation, provided that no amendment shall have a material adverse effect on the interests of the stockholders of the Corporation.


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     7. Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned by resolution of the Board of Directors of the Corporation at any time prior to the Effective Time of the Reorganization, if circumstances should develop that, in the opinion of the Board, make proceeding with the Agreement inadvisable.

     8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

     9. Further Assurances. The Corporation and the Trust shall take such further action as may be necessary or desirable and proper to consummate the transaction contemplated hereby.

     10. Limitation of Liability. The term "State Street Investment Trust" means and refers to the Trustees from time to time serving under the Master Trust Agreement of the Trust dated February 7, 1989, as the same may be subsequently thereto, or subsequently hereto, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the assets and property of the Sub-Trust, as provided in the Master Trust Agreement of the Trust.

                                         STATE STREET INVESTMENT CORPORATION

                                         By: /s/ Herbert P. Hess
                                             -------------------------------
                                             Herbert P. Hess, Vice President


                                         STATE STREET INVESTMENT TRUST

                                         By: /s/ Charles L. Smith, Jr.
                                             ------------------------------
                                             Charles L. Smith, Jr., Trustee